AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

     WHEREAS, The American Funds Tax-Exempt Series I. (the "Trust"), is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified investment company which offers shares of beneficial interest in two series designated The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia each that offer Class C shares; Class F shares; and Class R-5 shares; and

     WHEREAS, Capital Research and Management Company (the "Investment Adviser"), is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Trust and to other investment companies; and

     WHEREAS, the Trust wishes to have the Investment Adviser arrange for and coordinate and monitor the provision of transfer agent and shareholder services ("transfer agent services") and certain other administrative services (other than those provided pursuant to any other agreement with the Trust), including but not limited to recordkeeping, transactional services, tax information returns and reports, Trust communication and shareholder communication (collectively "administrative services") for the Trust's Class C shares, Class F shares, and Class R-5 shares; and

     WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such transfer agent services and administrative services for the Trust's Class C shares, Class F shares, and Class R-5 shares on the terms and conditions set forth herein; and

     WHEREAS, the Trust and the Investment Adviser wish to enter into an Administrative Services Agreement ("Agreement") whereby the Investment Adviser would perform or cause to be performed such transfer agent services and administrative services for the Trust's Class C shares, Class F shares, and Class R-5 shares;

     NOW, THEREFORE, the parties agree as follows:

     1. Services. During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the transfer agent services and administrative services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties. The Trust and Investment Adviser acknowledge that the Investment Adviser will contract with third parties, including American Funds Service Company ("AFS"), to perform such transfer agent services and administrative services. In selecting third parties to perform transfer agent and administrative services, the Investment Adviser shall select only those third parties that the Investment Adviser reasonably believes have adequate facilities and personnel to diligently perform such services. The Investment Adviser shall monitor, coordinate and oversee the activities of the third parties with which it or AFS contracts to ensure shareholders receive high-quality service. In doing so the Investment Adviser shall establish procedures to monitor the activities of such third parties. These procedures may, but need not, include monitoring: (i) telephone queue wait times; (ii) telephone abandon rates; (iii) website and voice response unit downtimes; (iv) downtime of the third party's shareholder account recordkeeping system; (v) the accuracy and timeliness of financial and non-financial transactions; and (vi) to ensure compliance with the Trust prospectus.

     2.   Fees.

          (a) Transfer Agent Fees. In consideration of transfer agent services performed or caused to be performed by the Investment Adviser for the Trust's Class C shares, Class F shares and Class R-5 shares, the Trust shall pay the Investment Adviser transfer agent fees according to the fee schedule contained in the Shareholder Services Agreement between the Trust and AFS (a copy of which is attached hereto). No Transfer Agent Fees shall be paid in respect of accounts that are held in other than street name or a networked environment. No fees shall be paid under this paragraph 2(a) for services provided by third parties other than AFS. All Trust-specific charges from third parties -- including DST charges, postage, NSCC transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Trust. Transfer agent fees shall be paid within 30 days after receipt of an invoice for transfer agent services performed the preceding month.

          (b) Administrative Services Fees. In consideration of administrative services performed or caused to be performed by the Investment Adviser for the Trust's Class C shares, Class F shares, and Class R-5 shares, the Trust shall pay the Investment Adviser an administrative services fee ("administrative fee"). For the Trust's Class C shares and Class F shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.15% of the average net assets of those shares. For the Trust's Class R-5 shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.10% of the average net assets of the Class R-5 shares. The administrative fee shall be paid within 30 days after receipt of an invoice for administrative services performed in the preceding month.

     3. Effective Date and Termination of Agreement. This Agreement shall become effective on July 15, 2002, and unless terminated sooner it shall continue in effect until July 31, 2003. It may thereafter be continued from year to year only with the approval of a majority of those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the "Independent Trustees"). This Agreement may be terminated as to the Trust as a whole or any class of shares individually at any time by vote of a majority of the Independent Trustees. The Investment Adviser may terminate this agreement upon sixty (60) days' prior written notice to the Trust.

     4. Amendment. This Agreement may not be amended to increase materially the fees payable under this Agreement unless such amendment is approved by the vote of a majority of the Independent Trustees.

     5. Assignment. This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term "assignment" shall have the meaning set forth in the 1940 Act. Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with third parties for the provision of transfer agent, shareholder services, and administrative services on behalf of the Trust.

     6. Issuance of Series of Shares. If the Trust shall at any time issue shares in more than one series, this Agreement may be adopted, amended, continued or renewed with respect to a series as provided herein, notwithstanding that such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Trust.

     7. Choice of Law. This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original by its officers thereunto duly authorized, as of March 21, 2002.


CAPITAL RESEARCH AND                           THE AMERICAN FUNDS TAX-EXEMPT
MANAGEMENT COMPANY                             SERIES I.


By                                          By:
     ------------------------------            ------------------------------
     James F. Rothenberg, President            James H. Lemon, Jr., Chairman

By:                                         By:
   --------------------------------            -------------------------------
     Michael J. Downer, Vice President         Howard L. Kitzmiller, Secretary
                        and Secretary

                                    EXHIBIT A
                                     to the
                        Administrative Services Agreement

Transfer Agent Services

     The Investment Adviser or any third party with whom it may contract, including American Funds Service Company (the Investment Adviser and any such third-party are collectively referred to as "Service Provider") shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for the Trust's Class C shares, Class F shares, and Class R-5 shares, and shall provide such additional related services as the Trust's Class C shares, Class F shares, and Class R-5 shares may from time to time require, all of which services are sometimes referred to herein as "shareholder services."

Administrative Services

         1.       Record Maintenance

          The Service Provider shall maintain, and require any third parties with which it contracts to maintain with respect to each Trust shareholder holding the Trust's Class C shares, Class F shares, and/or Class R-5 shares in a Service Provider account ("Customers") the following records:

               a. Number of Shares;

               b. Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

               c. Name and address of the Customer, including zip codes and social security numbers or taxpayer identification numbers;

               d. Records of distributions and dividend payments; and

               e. Any transfers of shares.

         2.       Shareholder Communications

                  Service Provider shall:

               a. Provide to a shareholder mailing agent for the purpose of delivering certain Trust-related materials the names and addresses of all Customers. The Trust-related materials shall consist of updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, the Service Provider may distribute the Trust-related materials to its Customers.

               b.  Deliver   current  Trust   prospectuses   and  statements  of
          additional information and annual and other periodic reports upon Customer request, and, as applicable, with confirmation statements;

               c. Deliver statements to Customers on no less frequently than a quarterly basis showing, among other things, the number of Class C shares, Class F shares, and/or Class R-5 shares of the Trust owned by such Customer and the net asset value of the Class C shares, Class F shares, and/or Class R-5 shares of the Trust as of a recent date;

               d. Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of Class C shares, Class F shares, and/or Class R-5 shares of the Trust;

               e. Respond to Customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates;

               f. With respect to Class C and/or Class F shares of the Trust purchased by Customers after the effective date of this Agreement, provide average cost basis reporting to Customers to assist them in preparation of their income tax returns; and

               g. If the Service Provider accepts transactions in the Trust's Class C shares, Class F shares and Class R-5 shares from any brokers or banks in an omnibus relationship, require each such broker or bank to provide such shareholder communications as set forth in 2(a) through 2(f) to its own Customers.

         3.       Transactional Services

          The Service Provider shall communicate to its Customers, as to Class C shares, Class F shares, and Class R-5 shares of the Trust, purchase, redemption and exchange orders reflecting the orders it receives from its Customers or from any brokers and banks for their Customers. The Service Provider shall also communicate to beneficial owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to shares of Class C shares, Class F shares, and Class R-5 shares of the Trust, mergers, splits and other reorganization activities, and require any broker or bank to communicate such information to its Customers.

         4.       Tax Information Returns and Reports

          The Service Provider shall prepare and file, and require to be prepared and filed by any brokers or banks as to their Customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting: (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

         5.       Trust Communications

          The Service Provider shall, upon request by the Trust, on each business day, report the number of Class C shares, Class F shares, and Class R shares on which the administrative fee is to be paid pursuant to this Agreement. The Service Provider shall also provide the Trust with a monthly invoice.

         6.       Monitoring of Service Providers

          The Investment Adviser shall coordinate and monitor the activities of the Service Providers with which it contracts to ensure that the shareholders of the Trust's Class C shares, Class F shares, and Class R-5 shares receive high-quality service. The Investment Adviser shall also ensure that Service Providers deliver to Customers account statements and all Trust-related materials, including prospectuses, shareholder reports, and proxies.

                                   ATTACHMENT

                                       TO

                        ADMINISTRATIVE SERVICES AGREEMENT

                   AMENDMENT OF SHAREHOLDER SERVICES AGREEMENT

     This Amendment to the Shareholder Services Agreement (the "Agreement") by and between American Funds Service Company (hereinafter "AFS") and American High-Income Municipal Bond Fund, Inc. (hereinafter called the "Trust") is dated as of the first day of July, 2001.

     WHEREAS, AFS and the Trust entered into the Agreement with regard to certain shareholder services to be performed by AFS; and

     WHEREAS, AFS and the Trust desire to amend said Agreement in the manner hereinafter set forth;

     NOW THEREFORE, pursuant to Section 9 of the Agreement, AFS and the Trust hereby amend the Agreement as follows:

          1. Section 6 is amended to read as follows:

          AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

                  Annual account maintenance fee (paid monthly):
                  $0.44    per month for each open account on AFS' books or in
                           Level 0, 2 or 4 Networking ($5.28 per year).
                  $0.06    per month for each open account maintained in Street
                           Name or Level 1 or 3 Networking ($0.72 per year).
                  No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS' books and responds to all participant inquiries.

                  Transaction fees:
                  $2.57 per non-automated transaction
                  $0.20 per automated transaction

          For this purpose, "transactions" shall include all types of transactions included in an "activity index" as reported to the Review and Advisory Committee at least annually. AFS will bill the Trust monthly, on or shortly after the first of each calendar month, and the Trust will pay AFS within five business days of such billing.

                                                 Attachment Page 1

          Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of directors/trustees of the Trust.


     IN WITNESS THEREOF, AFS and the Trust have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.


THE AMERICAN FUNDS TAX-EXEMPT                     AMERICAN FUNDS
SERIES I                                          SERVICE COMPANY


BY: /s/ Howard L. Kitzmiller                   BY: /s/ Angela M. Mitchell
   -------------------------------                ----------------------

Name:    Howard L. Kitzmiller                  Name: Angela M. Mitchell
     -----------------------------                ----------------------
Title:   Secretary                             Title:    Secretary
      ----------------------------                 ---------------------
Date:    February 1, 2002                      Date:    February 1, 2002
     -----------------------------                 ---------------------





                                                 Attachment Page 2